TimkenSteel Announces First-Quarter 2022 Results

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Net sales of $352.0 million in the first quarter reflect strength in customer demand and higher base prices
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Net income of $37.1 million with adjusted EBITDA(1) of $65.3 million
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Operating cash flow of $13.3 million

CANTON, Ohio: May 4, 2022 – TimkenSteel (NYSE: TMST), a leader in high-quality specialty steel, manufactured components, and supply chain solutions, today reported first-quarter 2022 net sales of $352.0 million and net income of $37.1 million, or $0.70 per diluted share. On an adjusted basis(1), first-quarter 2022 net income was $48.6 million, or $0.92 per diluted share, and adjusted EBITDA was $65.3 million.

This compares with fourth-quarter 2021 net sales of $338.3 million and net income of $57.1 million, or $1.07 per diluted share. On an adjusted basis(1), fourth-quarter 2021 net income was $42.3 million, or $0.80 per diluted share, and adjusted EBITDA was $62.1 million.

In the same quarter last year, net sales were $273.6 million with net income of $9.8 million, or $0.20 per diluted share. On an adjusted basis(1), first-quarter 2021 net income was $22.6 million, or $0.43 per diluted share, and adjusted EBITDA was $40.8 million.

“I am pleased we began the year with strong profitability despite melt shop interruptions early in the first quarter. Our team performed well in a high demand environment, and we continued to meet the needs of customers while keeping safety at the forefront,” said Mike Williams, president and chief executive officer. “Market demand and pricing remain favorable, and we are relentlessly working to improve our commercial and manufacturing effectiveness to ensure sustainable success throughout the year and beyond.”

FIRST-QUARTER 2022 FINANCIAL SUMMARY

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Net sales of $352.0 million increased 4 percent compared with $338.3 million in the fourth quarter of 2021, primarily driven by higher base sales prices partially offset by a reduction in average raw material surcharge per ton as a result of lower scrap prices. Compared with the prior-year first quarter, net sales increased 29 percent primarily driven by an increase in average raw material surcharge per ton as a result of higher scrap and alloy prices, an increase in base sales prices, and improved industrial and energy demand.
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Ship tons of 196,400 decreased 1,900 tons sequentially, or 1 percent, consistent with expectations and driven by lower industrial shipments more than offsetting higher mobile and energy shipments. Compared with the prior-year first quarter, total ship tons increased 2 percent with increases in industrial and energy demand partially offset by lower mobile shipments.
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Manufacturing costs decreased sequentially by $5.2 million primarily driven by increased fixed cost leverage on higher production volume in the first quarter of 2022 and the planned annual Faircrest plant maintenance shutdown completed in the fourth quarter of 2021, partially offset by inflationary costs. Melt utilization was 81 percent in the first quarter of 2022, an improvement from the prior-year fourth and first quarters. Compared with the prior-year first quarter, manufacturing costs increased $2.9 million primarily driven by inflationary costs.
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SG&A expense was $18.5 million, a $1.7 million sequential increase primarily driven by higher benefits and share-based compensation expense. Compared with the prior-year first quarter, SG&A expense decreased by $1.0 million largely due to lower employee expense as a result of prior restructuring actions.

(1)
Please see discussion of non-GAAP financial measures in this news release.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of March 31, 2022, the company’s cash balance was $239.9 million. In the first quarter of 2022, operating cash flow was $13.3 million driven by profitability, partially offset by a use of cash for working capital purposes and the cash payment of variable compensation earned in 2021, as expected. Total liquidity(2) was $522.8 million as of March 31, 2022.

In the first quarter, the company repurchased $10.0 million aggregate principal amount of its convertible notes at a cash cost of $26.8 million. As of March 31, 2022, the outstanding principal balance of convertible notes was $36.0 million. As a result of the first quarter convertible note repurchases, diluted shares outstanding will decline by approximately 1.3 million shares in the second quarter of 2022.

Additionally, during the first quarter, the company repurchased approximately 170,000 common shares at an aggregate cost of $3.4 million. In April, the company repurchased approximately 137,000 common shares at an aggregate cost of $3.0 million. As of April 30, 2022, the company had $43.6 million remaining under its previously approved $50.0 million share repurchase program.

2022 OUTLOOK

Given the elements outlined in the outlook below, the company expects to report a sequential increase in adjusted EBITDA and positive operating cash flow in the second quarter of 2022.

Commercial:

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Customer demand – remains solid across all end markets, as evidenced by a full order book through the end of the third quarter of 2022.
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Ship tons – expect a sequential increase in second-quarter shipments. Periodic customer manufacturing disruptions may continue to negatively impact shipments.
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Base price per ton – expect second-quarter base price per ton to be similar to slightly higher, compared with the first quarter of 2022.
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Surcharge revenue per ton – expect a second-quarter sequential increase as a result of higher scrap and alloy prices.

Operations:

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Melt utilization – expected to be above 85 percent during the second quarter.
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Inflationary pressure – anticipated to continue on commodities, consumables and other manufacturing costs.

Cash:

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Operating cash flow – expected to be positive in the second quarter primarily driven by profitability and continued disciplined working capital management.
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Capital expenditures – expected to be approximately $40 million in 2022, consistent with previous guidance.

(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Thursday, May 5, 2022, at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,800 people and had sales of $1.3 billion in 2021. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, and environmental issues and taxes, among other matters; cyber-related risks, including information technology system failures, interruptions and security breaches; the company's ability to achieve its environmental, social, and governance ("ESG") goals, including its 2030 ESG goals; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the overall impact of pension and other postretirement benefit mark-to-market accounting; the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; and the impacts from any repurchases of our common shares, including the timing and amount of any repurchases. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation, or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in millions, except per share data) (Unaudited)	2022	2021
Net sales	$352.0	$273.6
Cost of products sold	292.0	242.9
Gross Profit	60.0	30.7
Selling, general & administrative expenses (SG&A)	18.5	19.5
Restructuring charges	0.4	0.5
Loss (gain) on sale or disposal of assets, net	0.1	—
Impairment charges	—	8.2
Loss on extinguishment of debt	17.0	—
Other (income) expense, net	(15.2)	(9.4)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	39.2	11.9
Interest expense	1.2	1.9
Income (Loss) Before Income Taxes	38.0	10.0
Provision (benefit) for income taxes	0.9	0.2
Net Income (Loss)	$37.1	$9.8

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.80	$0.22
Diluted earnings (loss) per share (2)	$0.70	$0.20

Weighted average shares outstanding - basic	46.4	45.4
Weighted average shares outstanding - diluted	53.8	55.7

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) For the three months ended March 31, 2022 and March 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.2 million shares and 9.1 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (2.2 million shares and 1.2 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.7 million and $1.3 million for the three months ended March 31, 2022 and March 31, 2021, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$239.9	$259.6
Accounts receivable, net of allowances	135.1	100.5
Inventories, net	230.1	210.9
Deferred charges and prepaid expenses	3.6	3.9
Assets held for sale	4.3	4.3
Other current assets	2.2	3.1
Total Current Assets	615.2	582.3

Property, plant and equipment, net	500.8	510.2
Operating lease right-of-use assets	13.8	14.5
Pension assets	48.2	43.1
Intangible assets, net	6.1	6.7
Other non-current assets	1.9	2.1
Total Assets	$1,186.0	$1,158.9

LIABILITIES
Accounts payable	$168.5	$141.9
Salaries, wages and benefits	21.2	37.9
Accrued pension and postretirement costs	2.6	4.3
Current operating lease liabilities	5.7	5.7
Current convertible notes, net	35.2	44.9
Other current liabilities	13.0	16.1
Total Current Liabilities	246.2	250.8

Credit agreement	—	—
Non-current operating lease liabilities	8.1	8.8
Accrued pension and postretirement costs	217.3	223.0
Deferred income taxes	2.1	2.2
Other non-current liabilities	9.1	9.5
Total Liabilities	482.8	494.3
SHAREHOLDERS' EQUITY
Additional paid-in capital	840.3	832.1
Retained deficit	(151.1)	(188.2)
Treasury shares	(4.8)	—
Accumulated other comprehensive income (loss)	18.8	20.7
Total Shareholders' Equity	703.2	664.6
Total Liabilities and Shareholders' Equity	$1,186.0	$1,158.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended March 31,
	2022	2021
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$37.1	$9.8
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.6	17.6
Amortization of deferred financing fees	0.2	0.3
Loss on extinguishment of debt	17.0	—
Loss (gain) on sale or disposal of assets, net	0.1	—
Impairment charges	—	8.2
Deferred income taxes	(0.1)	—
Stock-based compensation expense	2.1	1.8
Pension and postretirement expense (benefit), net	(10.7)	(4.7)
Changes in operating assets and liabilities:
Accounts receivable, net	(34.4)	(33.0)
Inventories, net	(19.0)	(28.2)
Accounts payable	28.3	48.1
Other accrued expenses	(20.1)	(2.4)
Pension and postretirement contributions and payments	(3.7)	(1.6)
Deferred charges and prepaid expenses	0.3	0.3
Other, net	1.6	(3.0)
Net Cash Provided (Used) by Operating Activities	13.3	13.2
Investing Activities
Capital expenditures	(6.5)	(2.3)
Net Cash Provided (Used) by Investing Activities	(6.5)	(2.3)
Financing Activities
Purchase of treasury shares	(3.4)	—
Proceeds from exercise of stock options	6.3	2.5
Shares surrendered for employee taxes on stock compensation	(1.6)	(0.5)
Repayments on convertible notes	(26.8)	—
Net Cash Provided (Used) by Financing Activities	(25.5)	2.0
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(18.7)	12.9
Cash, cash equivalents, and restricted cash at beginning of period	259.6	102.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$240.9	$115.7

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$239.9	$115.7
Restricted cash reported in other current assets	1.0	—
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$240.9	$115.7

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2022	2021
Net Cash Provided (Used) by Operating Activities	$13.3	$13.2
Less: Capital expenditures	(6.5)	(2.3)
Free Cash Flow	$6.8	$10.9

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the three months ended March 31, 2022, March 31, 2021, and December 31, 2021

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended March 31, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(1)
As reported	$37.1	$18.5	$0.4	$0.1	$17.0	$(15.2)	$0.70
Adjustments:(3)
Restructuring charges	0.4	—	(0.4)	—	—	—	0.01
Loss on sale or disposal of assets(6)	0.1	—	—	(0.1)	—	—	0.00
Loss on extinguishment of debt	17.0	—	—	—	(17.0)	—	0.32
Gain from remeasurement of benefit plans	(6.5)	—	—	—	—	6.5	(0.12)
Business transformation costs(2)	0.5	(0.5)	—	—	—	—	0.01
As adjusted	$48.6	$18.0	$—	$—	$—	$(8.7)	$0.92

Three months ended March 31, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges	Other expense (income), net	Diluted earnings (loss) per share(4)
As reported	$9.8	$242.9	$19.5	$0.5	$8.2	$(9.4)	$0.20
Adjustments:(3)
Restructuring charges	0.5	—	—	(0.5)	—	—	0.01
Accelerated depreciation and amortization	1.5	(1.5)	—	—	—	—	0.03
Loss from remeasurement of benefit plans	0.2	—	—	—	—	(0.2)	0.00
Write-down of supplies inventory	2.1	(2.1)	—	—	—	—	0.04
Business transformation costs(2)	0.3	—	(0.3)	—	—	—	0.00
TMS impairment charges	0.3	—	—	—	(0.3)	—	0.01
Harrison melt impairment charges	7.9	—	—	—	(7.9)	—	0.14
As adjusted	$22.6	$239.3	$19.2	$—	$—	$(9.6)	$0.43

Three months ended December 31, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Impairment charges	Other (income) expense, net	Diluted earnings (loss) per share(5)
As reported	$57.1	$282.9	$16.8	$4.7	$0.8	$2.4	$(31.2)	$1.07
Adjustments:(3)
Restructuring charges	4.7	—	—	(4.7)	—	—	—	0.09
Gain from remeasurement of benefit plans	(22.3)	—	—	—	—	—	22.3	(0.41)
Business transformation costs(2)	0.6	—	(0.6)	—	—	—	—	0.01
Customer program early termination	1.4	1.0	—	—	—	(2.4)	—	0.03
Gain on sale of TMS assets	(0.1)	—	—	—	0.1	—	—	(0.01)
Loss on sale or disposal of assets(6)	0.9	—	—	—	(0.9)	—	—	0.02
As adjusted	$42.3	$283.9	$16.2	$—	$—	$—	$(8.9)	$0.80

(1) For the three months ended March 31, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.2 million shares) and common share equivalents for shares issuable for equity-based awards (2.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended March 31, 2022 was 53.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.7 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with organizational changes.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) For the three months ended March 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (9.1 million shares) and common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended March 31, 2021 was 55.7 million shares. For the convertible notes, the Company utilizes the if-converted method to calculated diluted earnings (loss) per share. As such, net income was adjusted to add back $1.3 million of convertible debt interest expense (including amortization of convertible notes issuance costs).

(5) For the three months ended December 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.0 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended December 31, 2021 was 54.1 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(6) For the three months ended March 31, 2022, loss on sale or disposal of assets consisted of write-offs of aged assets. For the three months ended December 31, 2021, loss on sale or disposal of assets consisted of losses incurred related to older excess assets sold via an auction process.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,		Three Months Ended December 31,
(Dollars in millions) (Unaudited)	2022	2021	2021
Net income (loss)	$37.1	$9.8	$57.1

Provision (benefit) for income taxes	0.9	0.2	3.6
Interest expense	1.2	1.9	1.2
Earnings Before Interest and Taxes (EBIT) (1)	$39.2	$11.9	$61.9
EBIT Margin (1)	11.1%	4.3%	18.3%

Depreciation and amortization	14.6	17.6	15.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$53.8	$29.5	$76.9
EBITDA Margin (2)	15.3%	10.8%	22.7%
Adjustments:
Gain on sale of TMS assets	—	—	0.1
Restructuring charges	(0.4)	(0.5)	(4.7)
Accelerated depreciation and amortization (EBIT only)	—	(1.5)	—
Gain (loss) from remeasurement of benefit plans	6.5	(0.2)	22.3
Loss on extinguishment of debt	(17.0)	—	—
Write-down of supplies inventory	—	(2.1)	—
Business transformation costs (5)	(0.5)	(0.3)	(0.6)
TMS impairment charges	—	(0.3)	—
Customer program early termination	—	—	(1.4)
Loss on sale or disposal of assets (6)	(0.1)	—	(0.9)
Harrison melt impairment charges	—	(7.9)	—
Adjusted EBIT (3)	$50.7	$24.7	$47.1
Adjusted EBIT Margin (3)	14.4%	9.0%	13.9%
Adjusted EBITDA (4)	$65.3	$40.8	$62.1
Adjusted EBITDA Margin (4)	18.6%	14.9%	18.4%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature. These costs were primarily related to professional service fees associated with organizational changes.

(6) For the three months ended March 31, 2022, loss on sale or disposal of assets consisted of write-offs of aged assets. For the three months ended December 31, 2021, loss on sale or disposal of assets consisted of losses incurred related to older excess assets sold via an auction process.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present base sales by end-market sector, which represents a financial measure that has not been determined in accordance with U.S. GAAP. Base Sales by end-market sector are defined as net sales by end-market sector excluding raw material and natural gas surcharges. Base Sales by end-market sector are an important financial measure used in the management of the business. Management believes presenting base sales by end-market sector is useful to investors as it provides additional insight into key drivers of base sales such as base price and product mix.

End-Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended March 31, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	88.9	94.9	12.6	—	196.4

Net Sales	$144.1	$175.0	$25.0	$7.9	$352.0
Less: Surcharges	45.7	54.9	8.0	—	108.6
Base Sales	$98.4	$120.1	$17.0	$7.9	$243.4

Net Sales / Ton	$1,621	$1,844	$1,984	$—	$1,792
Surcharges / Ton	$514	$578	$635	$—	$553
Base Sales / Ton	$1,107	$1,266	$1,349	$—	$1,239

	Three Months Ended March 31, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	103.5	84.4	5.5	—	193.4

Net Sales	$133.6	$124.7	$7.7	$7.6	$273.6
Less: Surcharges	32.8	32.7	2.1	—	67.6
Base Sales	$100.8	$92.0	$5.6	$7.6	$206.0

Net Sales / Ton	$1,291	$1,477	$1,400	$—	$1,415
Surcharges / Ton	$317	$387	$382	$—	$350
Base Sales / Ton	$974	$1,090	$1,018	$—	$1,065

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$239.9	$259.6

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(111.7)	(143.5)
Availability	288.3	256.5
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.4)	(5.4)
Availability not borrowed	$282.9	$251.1

Total liquidity	$522.8	$510.7

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of March 31, 2022 and December 31, 2021, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2021 1Q vs. 2022 1Q	2021 4Q vs. 2022 1Q
Beginning Adjusted EBITDA(1)	$41	$62
Volume	2	1
Price/Mix	36	16
Raw Material Spread	(9)	(17)
Manufacturing	(3)	5
Inventory Reserve	(2)	—
SG&A	1	(2)
Other	(1)	—
Ending Adjusted EBITDA(1)	$65	$65

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).